                                                                 Exhibit 10.20
                                June 30, 1997


Mr. John T. Karcanes


Dear John:

This letter is intended to set forth our agreement regarding your resignation from employment with Bio-Vascular, Inc. ("Bio-Vascular").

As discussed, you will be resigning as an officer and director of Bio-Vascular effective July 1, 1997. In exchange for certain promises by you, Bio-Vascular will pay you, within sixteen (16) days of the date that you sign this Letter Agreement (assuming that you do not rescind the Release discussed below), a lump sum payment of One Hundred Forty Thousand Two Hundred Fifty and no/100 Dollars ($140,250) which is equal to nine (9) months' of your current base salary ("Severance Pay"). You also will be paid for your vacation accrued through June 30, 1997. All payments made to you pursuant to this Letter Agreement will be subject to federal and state tax withholding and FICA.

With regard to stock options granted by Bio-Vascular to you in accordance with the Stock Option Agreement, dated April 27,1994, Bio-Vascular agrees to accelerate the vesting of the remaining 21,430 unvested Bio-Vascular shares (the "Accelerated Shares") so that you will be fully vested in the Accelerated Shares on July 1, 1997. We both agree that there will be no acceleration of your Vital Images, Inc. stock options. You shall have until June 30, 2000 to exercise your options on the Accelerated Shares. With respect to all other nonqualified and incentive stock options of both Bio-Vascular and Vital images, Inc., you will be entitled to such options in accordance with the terms of the applicable option agreements between you and Bio-Vascular or Vital Images, Inc. as the case may be.

You are also entitled, pursuant to federal and state law, to the continuation of certain group medical, dental and life insurance benefits (the "COBRA Benefits") for a period of eighteen (18) months after the effective date of your resignation. In exchange for your promises, Bio-Vascular will pay for the COBRA Benefits up through April 1, 1998. After that date, you will be responsible for paying for the COBRA Benefits.

In exchange for the Severance Pay and the other benefits set forth above, you will be required to (1) sign the Release attached to this letter as Exhibit A,
(2) agree to the non-disclosure of information provision below, and (3) return all property of Bio-Vascular.

With respect to the non-disclosure of information, you agree that you will not disclose to anyone, any and all information which you now have regarding confidential activities of the Company. You will not use or disclose, directly or indirectly, to any unauthorized person without prior written permission of the Company at any time subsequent to your employment, any knowledge which you have acquired regarding the Company's inventions, technical information, designs, methods, trade secrets, customers, contracts, bids or other confidential information acquired in connection with your employment.

If you do violate this Letter Agreement, you agree that all amounts paid by Bio-Vascular to you under this Agreement shall, at the election of Bio-Vascular, be forfeited and returned to Bio-Vascular. Further, if you violate any of the terms of this Letter Agreement, Bio-Vascular's obligation to make any future payments pursuant to this Letter Agreement will immediately cease. The remedies available to Bio-Vascular under this paragraph shall not prevent either you or Bio-Vascular from pursuing remedies and seeking damages for violation of this Agreement as set forth in the preceding paragraph or as otherwise permitted by law.

This Letter Agreement is a contract made under the laws of the State of Minnesota. Therefore, this Letter Agreement and any related or supplemental documents or notices will be construed in accordance with the laws of the state of Minnesota. In the event that any provision of this Agreement is prohibited or is deemed invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that particular provision or the remaining provisions of this Letter Agreement.

Should you have any questions regarding this Letter Agreement or otherwise, please feel free to contact me.

Sincerely,

/s/ M. Karen Gilles
----------------------------------------
M. Karen Gilles, Chief Financial Officer



I hereby approve and agree to the terms of this Letter Agreement.


/s/ John T. Karcanes
----------------------------------------
John T. Karcanes

Dated: June 30, 1997

                                  Exhibit A
                                  ---------

                                   RELEASE



1. Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

     A. I, me, and my includes both me and anyone who has or obtains any legal rights or claims through me.

     B. Bio-Vascular, as used herein, shall at all times mean Bio-Vascular, Inc. and Vital Images, Inc., their subsidiaries, successors and assigns, their affiliated and predecessor companies and partnerships, their successors and assigns, their affiliated and predecessor companies and partnerships and the present or former owners, directors, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Bio-Vascular, Inc. and Vital Images, Inc. in their official and individual capacities.

     C. My Claims, as used herein, means all of the rights I now have to any relief of any kind from Bio-Vascular, or any of its employees, officers, directors, shareholders, representatives, agents, attorneys or affiliates, whether or not I now know about those rights, arising out of my employment with Bio-Vascular, Inc. and my resignation from employment, including, but not limited to, any claims filed with the Minnesota Department of Human Rights, and any claims for violation of the Minnesota Human Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, or other federal, state, or local civil rights laws based on age discrimination, sex discrimination, disability discrimination, retaliation, or other protected class status, defamation, intentional or negligent infliction of emotional distress, breach of contract, fraud or misrepresentation, breach of covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, and any other claims for unlawful employment practices, whether arising by statute, common law or otherwise.



2. Agreement to Release My Claims. I am receiving a substantial amount of money and other benefits paid by Bio-Vascular. I agree to give up all My Claims against Bio-Vascular in exchange for those payments. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Bio-Vascular based on My Claims, and I agree that if I do so, I will pay for all costs incurred by Bio-Vascular. The money and benefits I am receiving is a full and fair payment for the release of all My Claims. Bio-Vascular does not owe me anything in addition to what I will be receiving.

3.  Additional Agreements and Understandings.

     A. Even though Bio-Vascular is paying me to release My Claims, Bio-Vascular does not admit that it may be responsible or legally obligated to me. In fact, Bio-Vascular denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

     B. I understand that I have the right to consult with my attorney concerning the meaning and effect of this Release.

     C. I also understand that I have a period of at least twenty-one (21) calendar days from the date that I receive an unsigned copy of this Release in which to consider whether to sign this Release (the "Consideration Period"). However, having been advised of the Consideration Period, I understand that I may elect to sign this Release at any time prior to the expiration of the Consideration Period.

4. Rescission. I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days of signing it to reinstate state claims. To be effective, my rescission must be in writing and delivered to Bio-Vascular in care of M. Karen Gilles, Bio-Vascular, Inc., 2575 University Avenue, St. Paul, MN 55114, either by hand or by mail within the 7/15-day period. If sent by mail, the rescission must be:

     A.  Postmarked within the 7/15-day period;

     B.  Properly addressed to Bio-Vascular; and

     C.  Sent by certified mail, return receipt requested.

I have read this Release carefully and understand all its terms. I have had an opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Bio-Vascular or its attorneys.

I understand and agree that this Release, the Letter Agreement to which it is attached, the Bio-Vascular employee benefit plans in which I have continuing benefits under the Letter Agreement to which this Release is attached, and the Bio-Vascular stock option plans contain all the agreements between Bio-Vascular and me. We have no other written or oral agreements.

Dated: June 30, 1997


                                                  /s/ John T. Karcanes
                                                  ---------------------------
                                                  John T. Karcanes

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